ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION



     Pursuant to the provision. of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST:   The name of the corporation is ST. JOSEPH CORP. VI.

     SECOND: The following amendment to the Articles of Incorporation was adopted on July 26, 1993, by a vote of the shareholders The number of shares voted for the amendment was sufficient for approval:

     RESOLVED, that Article I is amended to change the Company's name to "PETROSAVFRS INTERNATIONAL, INC."

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital and the amount of stated capital as changed by such amendment, are as follows: Not applicable.

                              Dated: July 26, 1993

                              PETROSAVERS INTERNATIONAL, INC.
                              (formerly St. Joseph Corp. VI)

                              By:  /s/ Ralph W. LeBlanc

                              -----------------------------

                                 Ralph W. LeBlanc
                              President

                              and by: /s/ Robert M. Bingham

                              -----------------------------
                              Robert M Bingham
                              Secretary



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